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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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CORNING INCORPORATED
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Notice of 2002
Annual Meeting of Shareholders
and Proxy Statement

Notice of 2002
Annual Meeting of Shareholders
and Proxy Statement

Please Note the Accompanying
Proxy Statement and Proxy Card

    It is important that your shares be represented and voted at the meeting regardless of the number you may hold. If you cannot attend the meeting in person, we ask that you sign, date and return the enclosed proxy card in favor of the proxy committee designated by the Board of Directors.

    Instead of submitting your proxy card by mail, you may vote electronically via the Internet or by telephone. Shareholders of record may vote telephonically (from the United States or Canada only) by calling 1(877) 587-0755 or over the Internet at www.computershare.com/us/proxy

    The Internet and telephone arrangements are described in greater detail at the bottom of Corning's proxy card.

    Please note that there are separate Internet and telephone voting arrangements for shareholders who hold their shares through a bank, broker or another. If you hold your shares through another, you should check the proxy card or other information provided by the bank, broker or other holder to determine the voting options available.

Notice of Annual Meeting

To Shareholders of Corning Incorporated:

You are cordially invited to attend the Annual Meeting of Corning Incorporated which will be held in the Corning Glass Center, Corning, New York, on Thursday, April 25, 2002 at 11:00 o'clock A.M. The principal business of the meeting will be:

(a)
To elect five Directors for three-year terms;

(b)
To approve the adoption of the 2002 Worldwide Employee Share Purchase Plan; and

(c)
To transact such other business as may properly come before the meeting.

Denise A. Hauselt
Assistant General Counsel and Secretary

Corning Incorporated
One Riverfront Plaza
Corning, New York 14831
March 4, 2002

Proxy Statement

    Annual Meeting of Shareholders, April 25, 2002.    The enclosed proxy is solicited by the Board of Directors of Corning Incorporated, Corning, New York 14831. Corning started mailing this Notice of Annual Meeting and Proxy Statement and the enclosed proxy to holders of its Common Stock and Series B 8% Convertible Preferred Stock on or about March 14, 2002.
This Notice of Annual Meeting and Proxy Statement, the proxy and the 2001 Annual Report are also available on Corning's Internet site at
 http://www.corning.com/invest or
relations/secdocuments.asp.

    If you own beneficially Preferred Stock through Corning's Investment Plans or were listed as a holder of Common Stock on Corning's books at the close of business on March 4, 2002, you are entitled to vote at the meeting. On February 7, 2002, Corning had outstanding 944,919,754 shares of Common Stock, each entitled to one vote, and 71,745 shares of Preferred Stock, each entitled to fourteen votes.

Voting by Proxy

    If you properly fill in and sign your proxy card and mail it in the enclosed, prepaid and addressed envelope, or if you submit your proxy instructions by telephone or over the Internet, your "proxy" (the individuals serving on the proxy committee named on your proxy card) will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

  •
  FOR the election of the director nominees.

  •
  FOR the adoption of the 2002 Worldwide Employee Share Purchase Plan.

  •
  If any other matter is properly presented at the Annual Meeting, your proxy will vote on that matter in his discretion. If anyone nominated to serve as a director is not able to accept nomination or election, your proxy may vote for the election of other persons recommended by the Board of Directors to serve as directors.

    If you wish to revoke a proxy you have given, you may furnish written notice to Corning's Secretary, by mail before the meeting or by delivery at the meeting before the vote is taken, or you may mail or deliver to the Secretary a later-dated proxy (by mail, or Internet or telephone vote) at any time before the vote. Each valid and timely proxy not revoked will be voted at the meeting in accordance with your written or electronic instructions.

Voting Procedures

    The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present for purposes of determining a quorum. A broker "non-vote" occurs when one holding shares for a beneficial owner does not vote on a particular proposal because the holder does not have discretionary voting power to vote with respect to that item and has not received instructions from the beneficial owner.

    A plurality of the votes cast at a meeting is required for the election of a director. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the 2002 Worldwide Employee Share Purchase Plan. Abstentions and broker "non-votes" are not counted for purposes of the election of a director or approval of the 2002 Worldwide Employee Share Purchase Plan.

Nominees for Election as Directors

    Corning's Board of Directors is divided into three classes. Each of the nominees for the office of director is a member of the present Board of Directors. Messrs. Brown, Gund, Hennessy, Loose and Ruding were elected by Corning's security holders on April 29, 1999. The terms of Messrs. Brown, Gund, Hennessy, Loose and Ruding expire this year. Roger Ackerman whose term expires this year is not standing for re-election. In addition, John H. Foster resigned from the Board effective December 31, 2001. No nominee now owns beneficially any of the securities (other than directors' qualifying shares) of any of Corning's subsidiary companies. We have included below certain information about the nominees for election as directors and the directors who will continue in office after the Annual Meeting.

Nominees for Election for Terms Expiring in 2005

John Seely Brown ‡
Chief Scientist
Xerox Corporation
Dr. Brown has served Xerox Corporation since 1978 in various scientific research positions, in 1986 being elected vice president in charge of advanced research and being director of the Palo Alto Research Center from 1990 to 2000. Dr. Brown was named chief scientist of Xerox in 1992. Dr. Brown is a director of Polycom, Inc. and Varian Medical Inc. Director since 1996. Age 61.

Gordon Gund ‡
Chairman and Chief Executive Officer
Gund Investment Corporation
Mr. Gund is, and since his election as a director of Corning has been, the principal owner of the Cleveland Cavaliers National Basketball Association team and a member of the Board of Governors of the National Basketball Association. He is a director of the Kellogg Company. Director since 1990. Age 62.

John M. Hennessy ‡
Senior Advisor
Credit Suisse First Boston
Mr. Hennessy became managing director of First Boston Corporation in 1974 since serving as Assistant Secretary of the U.S. Treasury (Presidential appointment). In 1989 he was elected chairman of the executive board and group chief executive officer of CS First Boston Inc. He retired from the latter position on December 31, 1996. Since then Mr. Hennessy served as chairman of Credit Suisse Private Equity Company until recently when he became Senior Advisor to the firm. He retired from active employment, but retains the role of Senior Advisor. He is on seven non-profit boards of directors. Director since 1989. Age 65.

John W. Loose*
President and Chief Executive Officer
Corning Incorporated
Mr. Loose has served Corning in various commercial and management positions since 1964, being elected executive vice president, Information Display Group, in 1990, president of Corning Vitro Corporation (later named Corning Consumer Products Company) in 1993, president of Corning Communications in 1996, president and chief operating officer in 2000 and to his present position in 2001. Mr. Loose is a director of Dow Corning Corporation and Polaroid Corporation, a trustee of Corning Incorporated Foundation and the Corning Museum of Glass and a member of The Business Council, the Business Roundtable and the Business Council of New York State. Director since 1996. Age 60.

H. Onno Ruding ‡
Vice Chairman
Citibank, N.A.
Dr. Ruding has served private firms and the public (serving as Minister of Finance of The Netherlands from 1982-1989) in various financial positions, serving as a director of Citicorp and Citibank, N.A. from 1990 and 1998, respectively, to the present and vice chairman of Citibank, N.A. from 1992 to the present. Dr. Ruding is also a director of Pechiney and RTL Group, an advisory director of Unilever N.V. and Unilever PLC, a member of the international advisory committee of Robeco, the Federation of Korean Industries and the Federal Reserve Bank of New York, a member of the Committee for European Monetary Union and the Trilateral Commission and the Chairman of the Center for European Policy Studies. Director since 1995. Age 62.

Directors Whose Terms Will Expire in 2004

Catherine A. Rein ‡
President and Chief Executive Officer
Metropolitan Property and
Casualty Insurance Company
Ms. Rein joined Metropolitan Life Insurance Company in 1985, being named senior vice president in 1988, executive vice president in charge of corporate services in 1989 and senior executive vice president in charge of the business services group in 1998. She was elected to her present position in 1999. Ms. Rein is a director of the Bank of New York, Inc., New England Financial Services, Inc., First Energy Corp., National Association of Independent Insurers and trustee of the New York University Law Center Foundation. Director since 1990. Age 59.

William D. Smithburg ‡
Retired Chairman, President and
Chief Executive Officer
The Quaker Oats Company
Mr. Smithburg joined Quaker Oats in 1966, being elected president in 1979, chief executive officer in 1981 and chairman in 1983. He also served as president from November 1990 to January 1993 and from November 1995 to November 1997 when he retired. Mr. Smithburg is a director of Abbott Laboratories and Northern Trust Corporation. Director since 1987. Age 63.

Hansel E. Tookes II ‡
President
Raytheon International
In 1999 Mr. Tookes joined Raytheon Company as president and chief operating officer of Raytheon Aircraft Company. He served as chief executive officer and chairman of Ratheon Aircraft Company and executive vice president of Raytheon Company in 2000. He was appointed to his present position in 2001. From 1996 to 1999, he served as president of Pratt & Whitney's Large Military Engines Group. From 1980 to 1996 he held a variety of positions at United Technologies Corp. including executive vice president of aircraft products. Director since 2001. Age 54.

Wendell P. Weeks*
President
Corning Optical Communications
Corning Incorporated
Mr. Weeks joined Corning in 1983 and was named a vice president and deputy general manager of the Opto-Electronics Components Business in 1995, vice president and general manager — Telecommunications Products in 1996, senior vice president in 1997, senior vice president of Opto-Electronics in 1998, executive vice president of Optical Communications in 1999, and to his present position in 2001. Director since 2000. Age 42.

Directors Whose Terms Will Expire in 2003

James B. Flaws*
Executive Vice President and
Chief Financial Officer
Corning Incorporated
Mr. Flaws joined Corning in 1973 and was named assistant treasurer in 1993, vice president and controller in 1997, vice president — Finance and treasurer later in 1997, senior vice president and chief financial officer in December 1997 and to his present position in 1999. Mr. Flaws is a director of Dow Corning Corporation. Director since 2000. Age 53.

Peter F. Volanakis*
President
Corning Technologies
Corning Incorporated
Mr. Volanakis joined Corning in 1982 and was named executive vice president — CCS Holding, Inc., formerly known as Siecor Corporation, in 1995, senior vice president — Advanced Display Products in 1997, executive vice president of Display Technologies and Life Sciences in 1999 and to his present position in 2001. Mr. Volanakis is a director of Dow Corning Corporation. Director since 2000. Age 46.

James R. Houghton ‡
Chairman of the Board
Corning Incorporated
Mr. Houghton joined Corning in 1962. He was elected a vice president of Corning and general manager of the Consumer Products Division in 1968, vice chairman in 1971, chairman of the executive committee and chief strategic officer in 1980 and chairman and chief executive officer in April 1983, retiring in April 1996. Mr. Houghton was named non-executive Chairman of the Board of Corning in June 2001. Mr. Houghton is a director of Metropolitan Life Insurance Company and Exxon Mobil Corporation. He is a trustee of the Metropolitan Museum of Art, the Pierpont Morgan Library and the Corning Museum of Glass and a member of the Harvard Corporation. Director since 1969. Age 66.

James J. O'Connor ‡
Retired Chairman of the Board and
Chief Executive Officer
Unicom Corporation
Mr. O'Connor joined Commonwealth Edison Company in 1963. He became president in 1977, a director in 1978 and chairman and chief executive officer in 1980. In 1994 he was also named chairman and chief executive officer of Unicom Corporation, which then became the parent company of Commonwealth Edison Company, retiring in 1998. Mr. O'Connor is a director of Tribune Company, Smurfit-Stone Container Corporation and United Airlines. Director since 1984. Age 64.

Deborah D. Rieman ‡
Retired President and Chief Executive Officer
Check Point Software Technologies, Incorporated
Dr. Rieman has more than twenty-five years of experience in the software industry. She currently manages a private investment fund. From 1995 to 1999, she served as president and chief executive officer of Check Point Software Technologies, Incorporated. Dr. Rieman is a director of Altera Corporation, Alchemedia Corporation, Counterpane Internet Security, Inc., Switch and Data Facilities, Corp. and Tumbleweed Communications, Inc. Director since 1999. Age 52.

    * Member of the Executive Committee

    ‡ Alternate member of the Executive Committee

Security Ownership of Certain Beneficial Owners

    Paragraphs (a) and (b) below set forth information about the beneficial ownership of Corning's Common Stock as of December 31, 2001. Unless otherwise indicated, the persons named have sole voting and investment power with respect to the shares listed.

  (a)
  To the knowledge of management, the following owned more than 5% of Corning's outstanding shares of Common Stock:

Name and Address of Beneficial Owner	Shares Owned and Nature Of Beneficial Ownership		Percent of Class

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	67,918,020 Common	(1)	7.13%

(1)
Capital Research and Management Company has sole investment power and no voting power with respect to such shares.

(b)
The number of shares of Corning Common Stock (and the voting equivalent represented by shares of Preferred Stock) owned by the directors and nominees for directors, by the chief executive officer and the four other most highly compensated executive officers (the "named executive officers") and the former chairman and by all directors and executive officers as a group, as of December 31, 2001, is as follows:

Name	Shares Owned and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(8)

Directors
John S. Brown	25,287	(4)	—

John H. Foster (5)	26,487		—

Gordon Gund	913,400		—

John M. Hennessy	36,103	(4)	—

James R. Houghton	1,631,221	(6)	—

James J. O'Connor	36,244	(4)	—

Catherine A. Rein	34,507	(4)	—

Deborah D. Rieman	16,200		—

H. Onno Ruding	28,090	(4)	—

William D. Smithburg	39,287	(4)	—

Hansel E. Tookes II	2,250	(4)	—

Named Executive Officers
(*also serve as directors)
Roger G. Ackerman*	1,751,356		—

James B. Flaws*	661,378		—

John W. Loose*	2,025,459		—

Dr. Joseph A. Miller	9,870		—

Peter F. Volanakis*	578,494		—

Wendell P. Weeks*	1,495,709		—

All Directors and Executive Officers as a Group	12,525,592	(7)	1.32%

(1) Includes shares of Common Stock, subject to forfeiture and restrictions on transfer, granted under Corning's Incentive Stock Plans as well as options to purchase shares of Common Stock exercisable within 60 days under Corning's Stock Option Plans. Messrs. Ackerman, Flaws, Houghton, Loose, Miller, Volanakis and Weeks have the right to purchase 1,240,683; 438,485; 524,622; 1,361,176; 0; 370,473; and 1,021,655 shares, respectively, pursuant to such options. All directors and executive officers as a group hold options to purchase 7,244,994 such shares.

(2) Includes shares of Common Stock, subject to forfeiture and restrictions on transfer, issued under Corning's Restricted Stock Plans for Non-Employee Directors.

(3) Includes shares of Common Stock and the voting equivalent in Preferred Stock, on the basis of fourteen shares of Common Stock for each share of Preferred Stock, held by J. P. Morgan Chase & Co. as the trustee of Corning's Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes the shares for which instructions were received. Shares of Preferred Stock may be held only by the trustee. The power to dispose of shares of Common and Preferred Stock is also restricted by the provisions of the Plans. The trustee holds for the benefit of Messrs. Ackerman, Flaws, Loose, Miller, Volanakis and Weeks, and all directors and executive officers as a group the equivalent of 0; 27,635; 45,126; 315; 11,905; 7,789 and 247,000 shares of Common Stock, respectively. It also holds for the benefit of all employees who participate in the Plans the equivalent of 28,317,634 shares of Common Stock (being 2.85% of the Class), being 27,306,554 shares of Common Stock and the voting equivalent of 72,220 shares of Preferred Stock (being 100% of the Class).

(4) In addition, Messrs. Brown, Gund, Hennessy, O'Connor, Ruding, Smithburg and Tookes and Ms. Rein have credited to their accounts the equivalent of 15,142; 39,122; 44,826; 35,289;

9,261; 60,965; 2,095 and 12,770 shares, respectively, of Common Stock in phantom form under Corning's Deferred Compensation Plan for Directors. Deferred fees will be paid solely in cash at or following termination of service as a director.

(5) Mr. Foster resigned effective December 31, 2001.

(6) Includes 489,528 shares held in trusts by Market Street Trust Company as a co-trustee for the benefit of Mr. Houghton, as income beneficiary. Does not include 7,598,714 shares held in trusts by Market Street Trust Company, as to which Mr. Houghton disclaims beneficial ownership. Market Street Trust Company is a limited purpose trust company controlled by the Houghton family, the directors of which include James R. Houghton and other Houghton family members.

(7) Does not include 215,600 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.

(8) Unless otherwise indicated, does not exceed 1% of the Class of Common Stock.

Report of the Compensation Committee of The Board of Directors on Executive Compensation

    The Compensation Committee of the Board of Directors, composed entirely of non-employee directors, is responsible to the Board of Directors, and indirectly to our shareholders, for executive compensation at Corning. The Compensation Committee reviews and recommends executive compensation levels, cash and equity incentives for executive officers and reports such recommendations to the Board for its consideration and action. The following is the Committee's report for 2001.

Compensation Philosophy

    The Committee believes that executive compensation should be based on objective measures of performance at the individual, corporate and applicable business unit level, should be driven primarily by the long term interests of Corning and its shareholders and should be directly linked to corporate performance.

    The Committee further believes that motivational and competitive compensation offerings (within the many businesses that Corning operates in) are critical elements of Corning's success in attracting, developing and retaining its key executive, managerial, scientific and technical talent.

Compensation Strategy

    The Committee's basic strategic compensation principles are as follows:

  •
  Compensation Should Relate to Performance—Executive compensation will reward performance and contribution to shareholder value and be competitive with pay for positions of similar responsibility at other companies of comparable complexity and size, or comparable companies within the various industries in which Corning competes.

  •
  Incentive Compensation Should Be a Greater Part of Total Compensation For More Senior Positions—As employees assume greater responsibilities and have the opportunity to create more shareholder value, an increasing share of their total compensation package will be derived from variable incentive compensation (both of a long and short-term nature) generated by achievement of objectives producing long-term improvement in corporate performance.

  •
  Employee Interests Should Be Aligned with Shareholders—Stock option grants will be used to align the long-term interests of employees with those of shareholders.

  •
  Corning Employees Should Own Stock—Stock ownership fosters commitment to long-term shareholder value. Employees are encouraged to become shareholders through the design of Corning's financial-based employee benefit programs, long-term equity plans and in communications which stress the importance of ownership to long-term value creation.

    The executive compensation program consists of three elements: base salary; annual cash incentives; and long-term incentives, including restricted stock and stock options. Our goal is to provide above-market compensation opportunities tied to achievement of high standards and above-market goals for growth and performance.

    The Committee tests annually each element of the compensation program and total compensation opportunities against market surveys provided by several independent compensation consultants. These surveys currently include companies engaged in a variety of manufacturing and service industries that are competitive with the various businesses that Corning operates. These companies are different from the companies that comprise the indices shown on the stock performance graph of this proxy because Corning competes with a wide spectrum of companies across many businesses for key talent.

The Year in Review

    The year 2001 was an extremely disappointing year as Corning faced significant downturns in all of its telecommunications businesses as well as a general softening in many of its other businesses. The widespread downturn in the telecommunications industry severely impacted the financial performance of Corning in 2001. As a result, all of Corning's compensation programs reflect this very weak performance in 2001.

Compensation Program

    The annual cash compensation of the named executives is shown in the "Salary" and "Bonus" columns of the Summary Compensation Table on page 15. In general, the Committee's recommendations to adjust salary levels and bonus targets, is based on an individual's responsibilities, overall corporate performance, external comparative compensation information and performance against established financial goals, such as return on equity, net income and earnings per share. Annual variable incentives are paid in cash through the Variable Compensation Plans through which the Committee sets minimum, target and maximum awards based on position level. Awards are earned based on achievement of annual predetermined net earnings goals set by the Committee.

    In 2001, actual performance under the Company's annual variable compensation programs did not meet the minimum financial goals established by the Committee. As a result, no bonuses were earned by Messrs. Ackerman, Loose, Flaws, Volanakis and Weeks for 2001. Mr. Miller joined Corning in July 2001 and received sign-on bonuses of $155,000 as part of his agreement to join Corning. Mr. Miller received no bonuses under Corning's 2001 performance-based bonus plans.

    In addition, although not reflected in this year's Summary Compensation Table, Corning has decided to delay annual salary reviews for 2002 (normally scheduled for January 1 for the named executive officers).

    Also in 2002, all of Corning's corporate officers (including all of the named executive officers) will forego one-half of their annual cash Variable Compensation targets in exchange for a one-time special grant of stock options as determined by the Committee in February 2002. Other eligible employees will also receive a portion of their earned 2002 Variable Compensation opportunity in stock options. All of these officers and employees will remain eligible for Corning's 2002 GoalSharing Program, under which a majority of Corning's employees are eligible for cash bonuses ranging from 0% to 10% of base salary based on actual business performance. The exchange of stock options for cash under the Variable Compensation Plans in 2002 is consistent with Corning's goals to preserve cash and focus all attention on the actions necessary to ensure a successful turnaround and a return to profitable growth and long-term success through innovation.

    Beginning in 2001, Corning's long-term incentive plans have been redesigned. The new plans utilize grants of stock options as the primary vehicle for incenting and rewarding long-term performance. The weighted average exercise price of stock options granted to all employees in 2001 was $21.67 (compared to $65.69 in 2000). In prior years, the long-term incentive plans had multi-year cash components included as part of the plan design. The cash targets for 1999 were based on actual financial performance over the 3-year period 1999-2001 (and were scheduled to be paid in February 2002). The cash targets for 2000 were based on actual financial performance over the 3-year period 2000-2002 (scheduled to be paid in February 2003).

    While performance was strong in 1999 and 2000 (i.e. the plan was tracking at a maximum cash payout), the precipitous drop in performance in 2001 as a result of the slump in the telecommunications industry and softening business conditions later in the year as a result of general macroeconomic trends, has had a dramatic impact on these long-term cash plans as well. As a result, no payments were earned by any participants under the 1999-2001 plan and no payments are anticipated to be earned by any participants under the 2000-2002 plan. In total, over $20 million of cash incentives have been forfeited by all plan participants as a result of the weak financial performance in 2001.

Compensation Deductibility

    As a matter of practice, the Committee intends to set performance-based goals annually under the Variable Compensation Plans and to deduct compensation paid under these Plans and gains realized from stock options to the extent consistent with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. However, if complying with Section 162(m) conflicts with what the Committee believes to be in the best interests of Corning and its shareholders, the Committee may conclude that paying non-deductible compensation is more consistent with the shareholder's best interests.

CEO Compensation Actions—2001

    The year 2001 was a year of dramatic reversal following the enormous success of 1999 and 2000. All of the executive compensation programs reflect significantly reduced performance as compared to 2000.

    Roger G. Ackerman stepped down as Chief Executive Officer of Corning as of January 1, 2001, retaining the role of Chairman of the Board of Directors. He subsequently retired as Chairman of the Board of Directors effective June 21, 2001 (with over 39 years of distinguished service to Corning). James R. Houghton, a non-employee member of the Board of Directors, was named Chairman of the Board of Directors upon Mr. Ackerman's retirement on June 21, 2001.

    John W. Loose was named President and Chief Executive Officer of Corning as of January 1, 2001. Compensation actions for both named executive officers are described below.

    Base Salary:    Mr. Ackerman's base salary for 2001 remained unchanged at $850,000 per annum. Likewise, his annual cash incentive target for 2001 remained unchanged at 90% of base salary.

    In anticipation of Mr. Ackerman's pending retirement, the Committee established Mr. Loose's base salary for 2001 at $850,000 per annum (an increase from his 2000 Base Salary of $650,000 per annum when he served as President and Chief Operating Officer) and increased his annual cash incentive target for 2001 from 75% to 90% of base salary.

    Annual Incentives:    Mr. Ackerman's bonus for 2001 was composed of two parts: First, Mr. Ackerman received 0% of his prorated 2001 base salary under the Variable Compensation Plan. This award was based on Corning's failure to achieve the minimum net profit after tax equivalent of the target opportunity the Committee established in February 2001. Second, Mr. Ackerman received 0% (2001 minimum = 0%; maximum = 10%) of his prorated base salary under Corning's GoalSharing Program, a variable compensation plan available to almost all employees.

    Mr. Loose's bonus for 2001 was also composed of two parts. However, since Corning's performance for the full year did not meet the goals established by the Committee, Mr. Loose did not receive any bonus under either the Variable Compensation Plan or the GoalSharing Program as a result of 2001 performance.

    Long-Term Incentives:    Mr. Ackerman was not a participant in the Stock Option Plans for 2001. In recognition of the outstanding performance of Corning in 1999 and 2000, the Committee awarded Mr. Ackerman 175,000 shares of restricted stock in June 2001.

    Mr. Loose received a stock option grant of 600,000 stock options at an exercise price of $50.34 and a grant of 75,000 shares of restricted stock on January 2, 2001 in recognition of his new role as Chief Executive Officer of Corning. He subsequently received two special supplemental stock option grants of 747,895 stock options on May 15, 2001, and 747,895 stock options on August 15, 2001. One-half of his stock option grant for 2002 covering 550,000 shares of Corning Common Stock was awarded on December 5, 2001. The remaining options covering 550,000 shares of Corning Common Stock were granted on February 1, 2002. The weighted average exercise price of all of the stock option grants to Mr. Loose in 2001 was $23.78. All of the stock option grants made during the calendar year 2001 are more fully described in the "Option/SAR Grants in Last Fiscal Year" table on page 17.

Other Significant Actions in 2001

    Over the past fifteen years, Corning also has had a periodic practice of awarding shares of restricted stock to several hundred key executives, as well as, other key managerial, scientific and technical employees for purposes of recognition and retention. As of December 5, 2001, the Committee approved the lifting of restrictions on approximately 4.8 million of these shares, valued at approximately $48 million. The Committee took these actions for the following reasons:

  •
  Restrictions on a significant majority of these shares were scheduled to be lifted over the next two to three years. The sharp reduction in share price from when the grants were first made severely reduced their incentive and retention effectiveness.

  •
  Given the significant restructuring efforts taken in the past year, and the resulting organizational changes, the Committee believes that its management is committed to achieving a successful turnaround and return to profitable growth. The Committee believes that both short and longer-term retention can be better addressed by utilizing past and ongoing stock option grants under Corning's annual compensation programs.

  •
  The amounts that Corning would have been required to charge its future earnings during the remaining vesting periods was significantly in excess of the fair market value of the shares at the time of the release.

    There are restrictions on the ability of corporate officers and other key employees to sell a substantial portion of the vested shares remaining after required tax withholdings and other dispositions necessary to settle the remaining taxes owed on these shares.

Conclusion

    The year 2001 was clearly a very disappointing year for Corning, its employees and its shareholders. The Committee believes that the quality of executive leadership significantly affects long-term performance and that it is in the best interest of the shareholders to compensate fairly executive leadership for achievements that meet or exceed the high standards set by the Committee, so long as there is corresponding risk when performance falls short of such standards (as they did in 2001).

The Compensation Committee:

James J. O'Connor, Chairman

Gordon Gund

Catherine A. Rein

William D. Smithburg

Performance Graph

    The following graph illustrates the cumulative total shareholder return over the last five years of Corning's Common Stock, the S&P 500 and the S&P Communications Equipment Companies (in which Corning is currently included) and the S&P Diversified Manufacturing Companies (in which Corning was previously included). Corning changed its line of business index in fiscal 2001 to more accurately reflect the change in Corning's business focus. The graph includes the capital weighted performance results of those companies both in the diversified manufacturing companies classification and in the communications equipment companies classification that are also included in the S&P 500. Prior to 1997, Corning compared its shareholder return to the S&P Miscellaneous Industrial Companies classification. This classification is no longer published.

Comparison of Five-Year Cumulative Total Return

Among Corning Incorporated,
S&P 500, S&P Communications Equipment, and
S&P Manufacturing (Diversified) Companies
(Fiscal Years Ending December 31)

Executive Compensation

    The following tables and charts show for the last three years the compensation paid by Corning to its chief executive officer, its former chairman and the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000.

Summary Compensation Table

							Long Term Compensation
Annual Compensation							Awards			Payouts
Name and Principal Position	Year	Salary		Bonus		Other Annual Compen- sation(1)	Restricted Stock Awards(2)		Securities Underlying Options(3)	Incentive Plan Payouts	All Other Compen- sation(4)
Roger G. Ackerman,	2001	$425,000		$—		$110,790	$5,449,400		37,227	$0	$106,958
Chairman of the	2000	850,000		1,598,255		106,467	4,326,600		147,997	0	142,340
Board(5)	1999	815,000		1,455,101		81,839	—		339,678	0	72,995
John W. Loose,	2001	850,000	(8)	—		108,462	3,775,500		2,645,790	0	110,189
President, and Chief	2000	650,000		1,027,195		106,067	5,463,000		2,224,002	0	91,044
Executive Officer	1999	555,000		824,397		36,086	2,865,000		199,998	0	47,195
James B. Flaws,	2001	450,000	(8)	—		48,405	—		952,746	0	53,877
Executive Vice	2000	330,000		422,499		42,904	4,097,250		1,230,000	0	40,873
President, and Chief Financial Officer	1999	280,000		331,912		42,904	—		60,000	0	24,501
Dr. Joseph A. Miller,	2001	200,000		155,000	(6)	—	238,050		210,000	0	2,800
Senior Vice President,	—	—		—		—	—		0	0	—
Chief Technology	—	—		—		—	—		0	0	—
Officer, Science & Technology
Peter F. Volanakis,	2001	500,000	(8)	—		41,530	—		1,058,248	0	31,112
President,	2000	315,000		346,595		32,968	5,463,000		1,350,000	0	22,383
Corning Technologies	1999	270,000		294,071		12,579	892,350		60,000	0	13,887
Wendell P. Weeks,	2001	575,000	(8)	—		52,989	10,068,000	(7)	1,758,500	0	23,658
President	2000	400,000		512,120		45,000	14,150,000	(7)	2,702,015	0	30,052
Corning Optical	1999	325,000		417,755		31,752	58,176		126,150	0	15,257
Communications
(1)
Includes tax gross-up payments.

(2)
At year end 2001, Messrs. Ackerman, Loose, Flaws, Miller, Volanakis and Weeks held an aggregate of 0; 75,000; 0; 0; 0 and 0 shares of restricted stock, respectively, having an aggregate value on December 31, 2001 of $0; $675,750; $0; $0; $0 and $0, respectively. Such shares are subject to restrictions on transfer until the executive officer retires and are subject to forfeiture prior to that time in whole if such officer voluntarily terminates employment with Corning and in part if such officer's employment is terminated by Corning. Values indicated in the Summary Compensation Table utilize historical Corning stock prices on the respective dates of grant that are significantly greater than the actual value of such shares when most of these shares were earned (less than $10).

(3)
The 2000 Employee Equity Participation Plan, approved in November 2000, provided that if options were exercised using already owned Corning Common Stock, the opportunity for registration of future market price fluctuations would be restored through an automatic grant of options equal to the number of shares tendered and at the same current market price as was recognized for purposes of exercising such options. Included in these totals are such "reload" options granted during 2001.

(4)
Represents amounts contributed by Corning to the Investment Plan, the Supplemental Investment Plan (a non-qualified investment Plan maintained by Corning to provide salaried employees the benefits which would have been available to them pursuant to the terms of Corning's Investment Plan but for limitations on contributions to tax-qualified plans imposed pursuant to the Internal Revenue Code of 1986, as amended) and the Management Deferral Plan (if applicable). Each salaried and non-unionized hourly employee of Corning who participates in Corning's Investment Plan receives matching contributions to his/her account based on his/her level of contribution and/or service.

(5)
Mr. Ackerman resigned as Chairman of the Board of Directors in June 2001.

(6)
Represents sign-on bonuses. Mr. Miller joined Corning as an executive officer effective July 1, 2001.

(7)
Represents shares of restricted stock granted to Mr. Weeks under the terms of that certain Employment Agreement effective December 6, 2000. Shares granted in 2000 and 2001 are valued at $70.75 and $50.34, respectively, which represents the prices in effect on the respective grant dates. The actual total value realized when such shares were earned/released in December 2001 was $3,980,000.

(8)
Base salary increases in 2001 reflects promotional increases for assuming new roles.

Arrangements with Named Executive Officers

Severance Arrangements

    Under an existing severance policy Corning may provide to certain employees in certain events compensation in amounts up to eight weeks (for employees with less than four years of service) and fifty-two weeks (for employees with twenty or more years of service). In addition, Corning will provide to certain of its officers and senior employees, including the named executive officers, in certain events up to three years of cash compensation in light of the length of time anticipated in securing comparable employment. These events include a constructive termination of employment as a result of a substantial change in the employee's responsibilities, compensation levels and similar matters following a change in Corning's ownership and management.

Option/SAR Grants in Last Fiscal Year(1)

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Gain at 0%	Gain at 5%	Gain at 10%
Roger G. Ackerman
Additional Options:	7,311	0.02%	$59.50	12/05/05	$0	$273,572	$693,285
	14,517	0.05%	53.94	12/05/05	0	492,454	1,247,975
	15,399	0.05%	56.50	12/05/05	0	547,1266	1,386,625
John W. Loose	600,000	2.02%	$50.34	01/02/11	$0	$18,995,133	$48,137,397
	747,895	2.52%	21.15	05/15/06	0	4,370,216	9,657,035
	747,895	2.52%	15.28	08/15/06	0	3,157,300	6,976,808
	550,000	1.85%	9.95	12/05/11	0	3,441,626	8,721,756
James B. Flaws	322,500	1.09%	$21.15	05/15/06	$0	$1,884,482	$4,164,212
	322,500	1.09%	15.28	08/15/06	0	1,361,460	3,008,471
	300,000	1.01%	9.95	12/05/11	0	1,877,250	4,757,321
Additional Options:	774	0.00%	28.70	06/06/05	0	13,970	35,403
	6,972	0.02%	28.70	12/05/05	0	125,840	318,902
Joseph A. Miller	100,000	0.34%	$15.87	07/31/11	$0	$998,056	$2,529,269
	110,000	0.37%	9.95	12/05/11	0	688,325	1,744,351
Peter F. Volanakis	352,500	1.19%	$21.15	05/15/06	$0	$2,059,783	$4,551,581
	352,500	1.19%	15.28	08/15/06	0	1,488,108	3,288,329
	350,000	1.18%	9.95	12/05/11	0	2,190,126	5,550,208
Additional Options:	3,248	0.01%	30.80	10/05/08	0	62,914	159,435
Wendell P. Weeks	704,250	2.37%	$21.15	05/15/06	$0	$4,115,183	$9,093,478
	704,250	2.37%	15.28	08/15/06	0	2,973,049	6,569,661
	350,000	1.18%	9.95	12/05/11	0	2,190,126	5,550,208
All Shareholders as a group	944,876,880	N/A	N/A	N/A	$0	$12,879,776,918	$32,639,883,499
All Optionees as a group(3)	29,655,814	100.0%	$21.67	Various	$0	$404,243,428	$1,024,432,214
Optionee Gain As % Of All Shareholders Gain						3.14%	3.14%
(1)
No SARs were granted.

(2)
The dollar amounts set forth under these columns are the result of calculations at 0%, 5% and at 10% rates established by the Securities and Exchange Commission and therefore are not intended to forecast future appreciation of Corning's stock price. Corning did not use any alternative formula for grant date valuation as it is unaware of any formula which would determine with reasonable accuracy a present value based upon future unknown factors.

(3)
The exercise price shown to the right is a weighted average of option prices relating to grants of options, made on various occasions in 2001. No gain to the optionees is possible without an appreciation in the stock price, an event which will also benefit all shareholders. If the stock price does not appreciate, the optionees will realize no benefit. The 2000 Employee Equity Participation Plan provides that if options are exercised using already owned Corning Common Stock, the opportunity for recognition of future market price fluctuations would be restored through an automatic grant of options equal to the number of shares tendered and at the same current market price as was recognized for purposes of exercising such options. Included in this total are such "reload" options granted to employees during 2001. Some of the options granted were at a five year term and others were at the standard ten year term.

Aggregated Option/SAR Exercises in Last Fiscal
Year and Fiscal Year-End Option/SAR Values(1)

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
	Shares Acquired on Exercise	Value Realized
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Roger G. Ackerman	250,662	$11,454,932	1,042,956	264,394	$40,334	0
John W. Loose	0	0	1,263,676	4,409,957	0	0
James B. Flaws	25,509	509,954	408,485	1,982,746	18,297	0
Joseph A. Miller	0	0	0	210,000	0	0
Peter F. Volanakis	10,662	228,380	340,473	2,188,248	0	0
Wendell P. Weeks	0	0	963,155	3,817,001	0	0
(1)
There are no SARs outstanding.

Pension Plan

    Corning has a defined benefit Pension Plan under which it pays benefits based upon career average earnings (regular salary and cash awards such as those paid under its Variable Compensation Plans) and years of credited service. Employees are required to contribute 2% of compensation in excess of the Social Security Wage Base up to the compensation limits imposed by the Internal Revenue Code of 1986, as amended. Salaried employees may contribute 2% of earnings up to the Social Security Wage Base to increase pension benefits.

    Corning amended its pension plan effective July 1, 2000, to include a cash balance component. All salaried and non-union hourly employees were given the choice of continuing to accrue future benefits under the career average earnings formula or, if the cash balance plan was elected, the cash balance formula. All salaried and non-union hourly employees hired after July 1, 2000, automatically participate in the cash balance plan.

    The cash balance plan is expressed in the form of a hypothetical account balance. Each month a participant's cash balance account is increased by (1) pay credits based on the participant's eligible pay for that month, and (2) interest credits based on the participant's account balance as of the end of the prior month. Pay credits accrue annually at a rate between 3% and 8%. Pension benefits under this plan may be distributed as a lump sum or as an annuity.

    Corning's contributions to the Plan are determined by the Plan's actuaries and are not determined on an individual basis. The amount of benefits payable under the Plan and attributable to Corning's contributions is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended.

    Corning maintains non-qualified supplemental pension plans pursuant to which it will pay amounts approximately equal to the difference between the benefits provided under the Pension Plan and benefits which would have been paid thereunder but for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. Certain employees, including the named executive officers, participate in the Executive Supplemental Pension Plan which pays benefits based upon final average compensation (the highest five consecutive calendar years in the ten calendar years immediately preceding retirement) and years of credited service. Certain of the benefits payable under the Executive Supplemental Pension Plan are presently funded and vested on an individual basis.

    The table below sets forth the estimated annual amounts payable under the Pension Plan and the Executive Supplemental Pension Plan assuming retirement during 2002 of participants who have met eligibility requirements for unreduced benefits. These amounts are based upon the straight life annuity option and are not subject to reduction for Social Security benefits or other payments or offsets. Additional benefits may be payable to persons who contribute voluntarily to the Pension Plan. The Plan's normal retirement age is 65 with 5 years of credited service.

Years of Service

Final Average Pay	15	20	25	30	35	40

$500,000	$109,600	$146,100	$182,600	$219,200	$255,700	$293,200

600,000	132,100	176,100	220,100	264,200	308,200	353,200

700,000	154,600	206,100	257,600	309,200	360,700	413,200

800,000	177,100	236,100	295,100	354,200	413,200	473,200

900,000	199,600	266,100	332,00	399,200	465,700	533,200

1,000,000	222,100	296,100	370,100	444,200	518,200	593,200

1,100,000	244,600	326,100	407,600	489,200	570,700	653,200

1,200,000	267,100	356,100	445,100	534,200	623,200	713,200

1,300,000	289,600	386,100	482,600	579,200	675,700	773,200

1,400,000	312,100	416,100	520,100	624,200	728,200	833,200

1,500,000	334,600	446,100	557,600	669,200	780,700	893,200

1,600,000	357,100	476,100	595,100	714,200	833,200	953,200

1,700,000	379,600	506,100	632,600	759,200	885,700	1,013,200

1,800,000	402,100	536,100	670,100	804,200	938,200	1,073,200

1,900,000	424,600	566,100	707,600	849,200	990,700	1,133,200

2,000,000	447,100	596,100	745,100	894,200	1,043,200	1,193,200

2,100,000	469,600	626,100	782,600	939,200	1,095,700	1,253,200

2,200,000	492,100	656,100	822,600	984,200	1,148,200	1,313,200

2,300,000	514,600	686,100	857,600	1,029,200	1,200,700	1,373,200

2,400,000	537,100	716,100	895,100	1,074,200	1,253,200	1,433,200

2,500,000	559,600	746,100	932,600	1,119,200	1,305,700	1,493,200

    The compensation covered by the Pension Plan and the Executive Supplemental Pension Plan for the named executive officers is the salary and bonus set forth in the Summary Compensation Table on page 15. The bonus is included as compensation in the calendar year paid. Messrs. Ackerman, Flaws, Loose, Miller, Volanakis and Weeks have 39, 29, 37, 1, 20, and 18 years of credited service, respectively.

Approval of 2002 Worldwide Employee Share Purchase Plan

Proposed 2002 Worldwide Employee Share Purchase Plan

Overview

    In 1998, Corning adopted the 1998 Worldwide Employee Share Purchase Plan (the "1998 Plan"). The 1998 Plan, which was a continuation of similar plans first adopted in 1990, expires by its terms in June 2003. The 1998 Plan was designed to provide a flexible mechanism to permit employees to obtain equity ownership in Corning, thereby increasing their proprietary interest in Corning's growth and success. The Board of Directors (the "Board") believes the 1998 Plan has been successful and should be continued. In February 2002, the Board approved the 2002 Worldwide Employee Share Purchase Plan (the "2002 Plan") and directed that it be submitted to shareholders for approval at this time. An affirmative vote of a majority of the shares of Corning Common Stock, which we shall refer to in this section as shares, cast at the meeting is necessary to approve the 2002 Plan. In the event shareholders do not approve the 2002 Plan, the 1998 Plan will continue until its scheduled expiration in June 2003 or when shares are no longer available, whichever is earlier.

    The Board recommends that you vote in favor of the 2002 Plan. The Board, as well as our senior management, believes that it is important to align the interests of our employees with the interests of our shareholders, and we believe that encouraging share ownership by our employees through the 2002 Plan is a key means to achieve this goal. Furthermore, we believe that the 2002 Plan enhances our ability to attract and retain employees, enhances employee loyalty and increases the focus of our employees on the creation of shareholder value.

    The 1998 Plan permits a total of 6,000,000 shares (post-split) to be sold to participating employees. As of January 2002, approximately 1,500,000 shares were available for sale under the 1998 Plan. Under the 1998 Plan, shares are sold to U.S. employees at a price not less than 85% of the fair market value of the shares on either the first trading day or the last trading day of a calendar quarter, whichever results in a lower purchase price. For employees whose principal place of employment is outside the United States ("International Employees"), shares are sold at a price equal to 85% of Corning's share price on the last trading day of the calendar quarter.

    A summary of the principal features of the 2002 Plan follows. The principal differences between the 1998 Plan and the 2002 Plan are discussed at the end of the summary. Corning will send without charge the 2002 Plan to any shareholder who requests a copy.

Summary of the 2002 Worldwide Employee Share Purchase Plan

    Committee.    The 2002 Plan shall be administered by the Compensation Committee (the "Committee") of the Board. Subject to the provisions of the 2002 Plan, the Committee shall interpret the 2002 Plan and all rights to purchase shares granted under the 2002 Plan, make such rules as it deems necessary for the proper administration of the 2002 Plan and make all other determinations necessary or advisable for the administration of the 2002 Plan. In addition, the Committee shall correct any defect, supply any omission or reconcile any inconsistency in the 2002 Plan, or in any right to purchase shares granted under the 2002 Plan, in the manner and to the extent that the Committee deems desirable to carry the 2002 Plan or any option into effect. The Committee shall, in its sole discretion, make such decisions or determinations and take such actions, and all such decisions, determinations and actions taken or made by the Committee shall be conclusive on all parties. The Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the 2002 Plan. The Committee shall have the authority to delegate plan administration and interpretation of the 2002 Plan to such officers and employees of Corning as the Committee deems appropriate.

    Effective Date of the 2002 Plan.    The 2002 Plan will take effect for shares issued under the 2002 Plan after May 1, 2002, at which time, the 1998 Plan will terminate.

    Eligibility.    Any employee of Corning designated as eligible by the Committee will be eligible to participate in the 2002 Plan provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns shares of Corning possessing five percent or more of the total combined voting power or value of all classes of shares of Corning or of its subsidiary corporations (within the meaning of Sections 423(b)(3) and 424(f) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("Code")). The Committee may also limit eligibility to designated payroll groups such as salaried or non-unionized hourly employees or to designated locations. The Committee may also in its discretion allow the employees of Corning subsidiaries to participate in the 2002 Plan. The Committee may also limit any employee's rights to purchase shares pursuant to the 2002 Plan to a rate that does not exceed $25,000 per calendar year or such other amount as may be specified under Section 423 of the Code. Substantially all employees of Corning were eligible to participate in the 1998 Plan and it is expected that substantially all employees will be eligible to participate in the 2002 Plan.

    Authorized Shares.    Under the 2002 Plan no more than 30,000,000 shares may be offered or sold to eligible employees. The 30,000,000 shares represent approximately 3% of the shares of Corning outstanding on December 31, 2001. Shares available for sale under the 2002 Plan may be either treasury shares or authorized but unissued shares or may be purchased from time to time on the open market. Any shares that remain available under the 1998 Plan when the 2002 Plan becomes effective will not be added to the 30,000,000 shares authorized under the 2002 Plan.

    Offering Period.    The 2002 Plan provides for offering periods of three months each. The Board may make a particular offering period shorter or longer but not longer than 27 months. Participating employees would purchase shares at quarterly intervals unless the Board exercises its right to change the offering period. The first business day of each offering period is referred to as the entry date, except that for employees who elect to participate after that date, the entry date, unless otherwise provided by the Committee, in its discretion, is the first business day of the first offering period beginning after their election.

    Each eligible employee is automatically granted the right to purchase shares on his or her entry date. The right to purchase shares generally expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each offering period to the extent of the payroll deductions accumulated during that offering period. In addition to the limitation described above, the Committee may impose additional limits on the number of shares eligible employees may purchase during any offering period.

    Purchases.    Shares will be purchased under the 2002 Plan at a price equal to 85% of the fair market value of a share on (i) the relevant entry date or (ii) the last trading day of the offering period, whichever is less for U.S. employees. For International Employees, unless otherwise provided, shares are sold at a price equal to 85% of Corning's share price on the last trading day of the offering period.

    Under the 1998 Plan, shares are purchased quarterly at a price equal to 85% of the fair market value of a share on the first trading day of the quarter or the last trading day of the quarter (whichever is less) for U.S. employees. For International Employees, shares are sold at a price equal to 85% of Corning's share price on the last trading day of the calendar quarter.

    Payments received by Corning for the sale of shares of treasury stock or authorized and unissued shares shall be used for general corporate purposes.

    Participation.    Under the 2002 Plan an eligible employee must authorize payroll deductions, which may not exceed 10% of eligible compensation or such other higher percentage of non-fixed compensation (such as the amount paid annually as a performance or GoalSharing bonus) as may be permitted by the Committee. An eligible employee may terminate his or her payroll deduction at any time. The employee may increase or reduce prospectively the amount of his or her deduction as of the beginning of any calendar quarter subject to the Committee's authority to impose limits on employees who increase, reduce or stop payroll deductions during an offering period. An employee will have no interest in any shares until such shares are actually purchased by him or her.

    Termination of Employment.    In the event of death, retirement, or termination of employment, any accumulated payroll deductions will be used to purchase shares on the applicable purchase date.

    International Employees.    Under the 2002 Plan, the Committee has the authority to amend the 2002 Plan with respect to International Employees. The amendments may include, but are not limited to, the right to participate; procedures for elections to participate; the payment of any interest with respect to amounts received from or credited to accounts held for the benefit of International Employees; the purchase price of any shares to be acquired; the length of any offering period; the maximum amount of contributions; credits or shares which may be acquired by International Employees; and the rights of International Employees in the event of his or her death, disability, withdrawal from the 2002 Plan, termination of employment, and all matters related thereto.

    The Committee, in its discretion, can also create one or more separate plans involving the purchase of shares by International Employees. The Committee shall have the flexibility to structure international arrangements that adhere to local regulations that may allow Corning or one of its subsidiaries or affiliates to take advantage of corporate tax benefits. As such, special terms and conditions or plans which may be established with respect to one group of International Employees may not be the same for all International Employees. Notwithstanding the foregoing, the total number of shares offered under the 2002 Plan and any other employee stock purchase plan for International Employees created by the Committee shall not exceed the number of shares authorized under the 2002 Plan.

    Adjustments upon Changes in Capitalization, Merger or Sale of Assets.    In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization or other similar event affecting the shares, adjustments may be made in the number of shares subject to the 2002 Plan, the number and kind of shares to be purchased and the price per share to be purchased. Any such adjustment will be made by the Committee, whose determination shall be final. In the event of a proposed sale of all or substantially all of the assets of Corning or the merger or consolidation of Corning with another company, the Committee may determine that each right to purchase shares will be assumed by, or an equivalent right substituted by the successor company or an affiliate, that the purchase date will be accelerated, or that all outstanding rights to purchase shares will terminate and accumulated payroll deductions will be refunded.

    Amendment and Termination.    The Board may terminate or amend the 2002 Plan at any time, except that it may not, without shareholder approval, increase the number of shares subject to the 2002 Plan other than as described in the above paragraph. The Board is expressly authorized to amend the 2002 Plan in any respect the Board deems necessary or advisable to provide employees with the maximum benefits provided or to be provided under provisions of the Code relating to employee stock purchase plans and/or to bring the 2002 Plan and/or rights to purchase shares granted under it into compliance therewith. Rights and obligations under a right to purchase shares granted before amendment of the 2002 Plan shall not be impaired by any amendment of the 2002 Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the 2002 Plan and/or rights granted under the 2002 Plan comply with the requirements of Section 423 of the Code.

    The 2002 Plan will continue until the earlier of: (i) April 30, 2007; (ii) all shares authorized under the 2002 Plan are sold; (iii) or the Board terminates the 2002 Plan.

    Compliance with Rule 16b-3.    Any transactions under the 2002 Plan with respect to officers (as defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended, (the "1934 Act")) are intended to comply with all applicable conditions of Rule 16b-3 of the 1934 Act. To the extent any provision of the 2002 Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

    Taxation.    Corning believes that the U.S. federal income tax consequences of the 2002 Plan, under its current terms, are as follows:

    An employee who purchases shares under the 2002 Plan will recognize compensation taxable as ordinary income (subject to withholding) in the year such purchase occurs in an amount equal to the difference between the fair market value of the shares on the date of purchase and the price actually paid for such shares, and Corning or the subsidiary employer will be entitled to a deduction in the same amount. The employee's basis in such shares will be increased by the amount taxable as compensation, and his or her capital gain or loss when he/she disposes of the shares will be calculated using such increased basis. The capital gain or loss on disposition of the shares will be either long-term or short-term, depending on the holding period of the shares.

    U.S. Federal Income Tax Consequences if the Board amends the 2002 Plan to qualify under the Internal Revenue Code of 1986.    The Board, in its discretion, may amend the 2002 Plan to satisfy the requirements of Section 423(b) of the Code. If the Board exercised its discretion to qualify the 2002 Plan under Section 423(b) of the Code, Corning believes that the U.S. federal tax consequences will be as described below. First the income realized from shares purchased after the effective date of such qualification would not be taxable to the employee until the shares purchased under the 2002 Plan are sold or otherwise disposed of.

    Upon sale or other disposition of the shares, the employee will generally be subject to tax and the amount of the tax will depend upon whether the employee has complied with the "holding period" imposed under Section 423 of the Code. If the shares are sold or otherwise disposed of more than two years from the applicable entry date and more than one year from the date of transfer of the shares to the employee, then the employee generally will recognize ordinary income measured as the lesser of:

  •
  the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or

  •
  an amount equal to 15% of the fair market value of the shares as of the applicable entry date.

Any additional gain should be treated as long-term capital gain.

    If the shares are sold or otherwise disposed of before the expiration of this holding period, the employee will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. If an employee sells the shares and the sale price is less than the purchase price, the employee will not recognize any ordinary income, and will have a long-term capital loss for the difference between the sale price and the purchase price.

    Neither Corning nor the subsidiary employer is entitled to a deduction for amounts taxed as ordinary income or capital gain to an employee except to the extent ordinary income is recognized by eligible employees upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to Corning or the subsidiary employer.

    The foregoing discussion is not intended to cover all tax consequences of participation in the 2002 Plan. The tax consequences outlined above apply only with respect to an employee whose income is subject to United States federal income tax during the period beginning with the grant of the right to purchase shares and ending with the disposition of the shares acquired through the exercise of such right. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction and/or are subject to state or local income tax in the United States.

    Principal Differences.    The 2002 Plan covers 30,000,000 shares. The 1998 Plan covered 6,000,000 shares (post-split). The 2002 Plan gives the Board the authority to make special rules and to create separate arrangements and plans for International Employees, provided that the total number of shares offered under all plans does not exceed the number of shares authorized under the 2002 Plan. The 2002 Plan allows the Board to amend the 2002 Plan for any reason other than to increase the number of shares authorized under the 2002 Plan. The 2002 Plan authorizes the Board to amend the 2002 Plan to comply with the qualification provisions of Section 423(b) of the Code and to comply with Rule 16b-3 of the 1934 Act. The 2000 Plan gives the Board the authority to expand the offering periods up to 27 months. The 2002 Plan also specifically permits the Committee to establish rules limiting the frequency with which participating employees may withdraw or reduce the level of contributions and may establish a waiting period for participating employees requesting to re-authorize or increase payroll deductions.

    The 1998 Plan required shareholder approval for the following amendments: (i) to decrease the purchase price of shares offered under the 1998 Plan; (ii) to change the designation of Corning subsidiaries that can participate in the 1998 Plan; and (iii) to increase the number of shares authorized under the 1998 Plan.

    The Board of Directors recommends a vote FOR approval of the 2002 Worldwide Employee Share Purchase Plan.

Matters Relating to Directors

Compensation

    During 2001, Corning paid to non-employee directors an annual retainer of $30,000 and $1,200 for each meeting attended. Chairmen of committees received an additional retainer ranging from $5,000 to $8,500, depending upon the committee chaired. In addition, during 2001, Ms. Rieman and Mr. Brown attended five and three meetings, respectively, of an ad hoc committee of non-employees who reviewed developments and offered advice on a broad range of matters in the telecommunications area. Corning paid $1,200 for each meeting attended.

    Directors may defer any portion of their compensation. Amounts deferred shall be paid only in cash and while deferred may be allocated to (i) an account earning interest, compounded quarterly, at the rate equal to the greater of the prime rate of Citibank, N.A. in effect on specified dates or the rate paid on the stable value fund under Corning's Investment Plans, (ii) an account based upon the market value of Corning's Common Stock from time to time, or (iii) a combination of such accounts. At December 31, 2001, eight directors had elected to defer compensation.

    During 2001, Corning issued to each non-employee director 2,250 shares of Common Stock under the 2000 Equity Plan for Non-Employee Directors. These shares are subject to forfeiture and certain restrictions on transfer. In addition, Corning granted to each non-employee director options covering 6,750 shares of Common Stock under the 2000 Equity Plan for Non-Employee Directors. These options vest ratably over a three-year period and expire on May 14, 2011. In addition, each of Messrs. Brown, Gund, Hennessy, Houghton, O'Connor, Ruding, Smithburg and Tookes and Ms. Rein and Rieman received an option grant under the 2000 Equity Plan for Non-Employee Directors covering 9,050 shares of Corning Common Stock representing the 2002 board retainer. Moreover, each of the following non-employee directors received an option grant under the 2000 Equity Plan for Non-Employee Directors covering the following shares of Corning Common Stock representing the 2002 committee chairman retainers: 2,570 to Mr. O'Connor; 2,100 to each of Messrs. Brown, Gund, Hennessy and Smithburg; and 1,510 to Mr. Houghton. These options vest on December 5, 2002 and expire on December 4, 2011.

    Corning has a Directors' Charitable Giving Program funded by insurance policies on the lives of the directors. In 2001, Corning paid a total of $440,516 in premiums on such policies. Upon the death of a director, Corning will donate $1,250,000 (on behalf of a non-employee director) and $1,000,000 (on behalf of an employee director) to one or more qualified charitable organizations recommended by such director and approved by Corning. The directors derive no financial benefit from the Program as all charitable deductions and cash surrender value of life insurance policies accrue solely to Corning. Generally, one must be a director for five years to participate in the Program. Messrs. Ackerman, Brown, Foster, Garrity, Gund, Hennessy, Houghton, Loose, O'Connor, Ruding and Smithburg and Ms. Rein are eligible to participate in the program.

Board Meetings

    The Board of Directors held during 2001 five regularly scheduled and 15 special meetings. All directors attended at least 75% of all regularly scheduled and special meetings of the Board of Directors, except Messrs. Brown, Foster and Ruding. All directors attended at least 75% of all regularly scheduled meetings of the Board of Directors and all meetings of the committees of which each was a member.

Board Committees

    Corning has, including, but not limited to, the following committees: Audit, Compensation, Finance, Pension Investment Review and Nominating and Corporate Governance Committees of the Board of Directors.

    The Audit Committee (Messrs. Brown, Ruding, Tookes and Smithburg and Ms. Rein) met six times during 2001. It recommends the firm of independent accountants to conduct the annual examination of the consolidated financial statements, confers with such accountants and reviews the scope of the examination and brings to the entire Board of Directors for review those items relating to such examination or to accounting practices which the Audit Committee believes merit such review. In addition, Mr. Smithburg, Chairman, met with management and the independent auditors to review quarterly results prior to Corning's earnings announcements in quarters when full Audit Committee meetings were not scheduled prior to the announcements.

    The Compensation Committee (Messrs. Gund O'Connor and

Smithburg and Ms. Rein) met seven times during 2001. It makes recommendations to the Board of Directors with respect to the compensation of officers and executive employees and administers the following plans, including, but not limited to, the Variable Compensation Plan, Employee Equity Participation Program and the Executive Supplemental Pension Plan.

    The Finance Committee (Messrs. Flaws, Hennessy, Ruding, Tookes, Weeks and Ms. Reiman) met twelve times during 2001. It makes recommendations to the Board of Directors with respect to the financial affairs of Corning, including, without limitation, reviewing Corning's operating plan, acquisitions and divestitures, capital expenditures, and financing activities.

    The Pension Investment Review Committee (Messrs. Ackerman, Flaws, Foster, Gund, Volanakis and Ms. Reiman) met four times during 2001. It makes recommendations to the Board of Directors with respect to asset allocations of the pension plans and reviews and assesses the performance of the trustees and investment managers for the pension plans and the investment plans, and establishes benchmarks and processes for evaluating current and potential trustees and investment managers.

    The Nominating and Corporate Governance Committee (Messrs. Houghton, Hennessy and O'Connor) met three times during 2001. It proposed the nominees for election as directors at the Annual Meeting of Shareholders to be held on April 25, 2002. It reviews, considers and proposes nominees for election as directors of Corning and makes such other proposals with respect to the organization, size, composition and operation of the Board of Directors as it deems advisable. The Nominating and Corporate Govenance Committee will consider suggestions from shareholders regarding possible director candidates. Such suggestions must be submitted to the Secretary of Corning in writing not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. If the meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the notice shall be received no earlier than 120 days or later than 90 days prior to such annual meeting or the tenth day after public announcement is made with respect to the meeting.

Matters Relating to the Audit Committee

Report of Audit Committee of the Board of Directors

    The Audit Committee operates under a written charter adopted by the Board of Directors. In February 2002, the Audit Committee re-examined and revised the charter, a copy of which is attached to this proxy statement as Appendix A. The directors who serve on the Committee are all "independent" for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of the Audit Committee members have a relationship with Corning that may interfere with the member's independence from Corning and its management.

    Among its functions, the Audit Committee reviews Corning's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The independent auditors are responsible for expressing an opinion on the conformity of Corning's audited financial statements to generally accepted accounting principles.

    The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Corning and its management. The Audit Committee has considered whether the provision of nonaudit services by the independent auditor to Corning is compatible with the auditor's independence.

    Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Corning's Annual Report on Form 10-K for the year ended December 31, 2001.

The Audit Committee:

William D. Smithburg, Chairman

John Seely Brown

Catherine A. Rein

H. Onno Ruding

Hansel E. Tookes, II

Audit Fees

    PricewaterhouseCoopers LLP has audited the consolidated financial statements of Corning for the year ended December 31, 2001. Direct fees related to the issuance of the audit opinion and the timely review of quarterly reports on Form 10-Q were $3,400,000.

Nonaudit Fees

    PricewaterhouseCoopers LLP performed certain nonaudit services for the year ended December 31, 2001. The aggregate fees billed for nonaudit services were $10,800,000 and included the following items:

  •
  $3,200,000 for employee benefits advisory and administrative services. On January 4, 2002, PricewaterhouseCoopers sold the business providing these services.

  •
  $2,400,000 for tax services.

  •
  $1,900,000 for non financial information systems consulting.

  •
  $1,500,000 for assistance with merger and acquisition transactions.

  •
  $1,300,000 for internal audit services. Another accounting firm has been selected to provide these services in 2002.

  •
  $500,000 for audit related services including registration statements and subsidiary audits.

Appointment of Independent Accountants

    At the meeting of Corning's Board of Directors held on February 7, 2002, the Board upon the recommendation of the Audit Committee appointed PricewaterhouseCoopers LLP as the independent accountants for the 2002 fiscal year.

Representation of Independent Accountants at Annual Meeting

    Corning expects representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to questions which may be raised there. These representatives may comment on the financial statements if they so desire.

Shareholder Proposals

     Any shareholder who wishes to present a proposal at the 2003 Annual Meeting and to have the proposal included in the proxy statement and proxy relating to that meeting must submit the proposal to Corning's Secretary at One Riverfront Plaza, Corning, New York 14831, for receipt not later than November 15, 2002.

    The proxy committee designated by Corning's Board of Directors may vote on a discretionary basis on any other shareholder proposal presented at the 2003 Annual Meeting if that proposal is not brought to Corning's notice between December 30, 2002 and January 27, 2002.

Section 16(a) Beneficial
Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Corning's directors and certain of its officers to file reports of their ownership of Corning Common Stock and of changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange. Regulations also require Corning to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

    To Corning's knowledge, based solely on its review of the copies of such reports furnished to Corning and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were met, except as follows: Mr. Houghton, non-executive Chairman of the Board of Directors, filed a late form 4 with respect to the purchase of 6,188 shares of Common Stock purchased by his spouse in October 2001; Ms. Asbeck and Schneider and Messrs. Ecklin, Eggers, Eusden, Fine, Flaws, Gregg, Loose, McConnell, Volanakis and Weeks, each an officer of Corning, each filed a late form 4 with respect to stock option grants of 54,250, 179,500, 65,000, 92,815, 39,000, 235,740, 322,500, 222,250, 747,895, 28,375, 352,500 and 704,250, respectively, which grants were effective in August 2001.

Other Matters

Certain Business Relationships

    Corning has for the last ten years used Nixon Peabody LLP, as one of its principal outside firms. In March 2001, an executive officer of Corning, William D. Eggers, married Jill K. Schultz, one of 250 partners at Nixon Peabody LLP. Corning continues to use Nixon Peabody LLP for a variety of legal services and in 2001 paid that firm approximately $2.5 million in legal fees under a fee structure that Corning believes reflects current market rates.

    During 2001, Corning leased certain properties in Corning, New York, owned by Mr. Robert L. Ecklin, an executive officer. Corning paid $134,152 under such leases. The leases expired on July 20, 2001.

Multiple Shareholders Having the Same Address

    You and other residents sharing the same address and last name may receive only one copy of Corning's annual report and proxy statement, unless Corning has received contrary instructions from any shareholder at that address. This procedure is referred to as "householding." In addition, Corning has been notified that certain intermediaries, i.e. brokers or banks or other record holders, will household proxy materials. Corning will deliver promptly an additional copy of the annual report and proxy statement to you if you write to Corning Incorporated, One Riverfront Plaza, MP-HQ-E2-10, Corning New York 14831, Attention: Secretary or call (607) 974-9000. You can contact your broker or bank to make a similar request. Shareholders sharing an address now receiving multiple copies of Corning's annual report and proxy statement may request delivery of a single copy by writing or calling Corning at the above address or by contacting their broker or bank, provided they have determined to household proxy materials.

Other

    Corning has purchased insurance from Zurich Insurance Company, Royal Insurance Company of America, Gulf Insurance Company, Federal Insurance Company, Columbia Casulty Company and Twin City Fire providing for reimbursement of its directors and officers for costs and expenses incurred by them in actions brought against them in connection with their actions as directors or officers, including actions as fiduciaries under the Employee Retirement Income Security Act of 1974, as amended. The insurance coverage, which expires in August 2002, costs $2,416,596 on an annual basis, which will be paid by Corning.

    Corning will pay the cost and expenses of soliciting proxies. In addition to soliciting proxies by mail, some of Corning's directors, officers and regular employees, without extra remuneration, may solicit proxies personally or by telephone, telegraph or other electronic means. Corning has retained Georgeson Shareholder Communications Inc., at a cost of $12,000, to help solicit proxies and may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of shares held of record.

By order of the Board of Directors

Denise A. Hauselt

Assistant General Counsel and Secretary

March 4, 2002

APPENDIX A

Corning Incorporated
Audit Committee of the Board of Directors
Audit Committee Charter

PURPOSE AND ROLE

    The Audit Committee is a committee of Corning's Board of Directors. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. In addition, the Committee provides an open avenue of communication between the internal auditors, the independent accountants, financial and senior management, and the Board of Directors.

    The Audit Committee recognizes that it is the duty of management and the independent auditor to plan and conduct audits and to determine that Corning's financial statements are complete, accurate and in accordance with generally accepted accounting principles. The Audit Committee further recognizes that the conduct of investigations, the resolutions of disagreements, if any, with the independent auditor and compliance with laws, regulations and Corning's Code of Conduct is a management function.

COMPOSITION

    The membership of the Audit Committee shall consist of at least three or more directors as determined by the Board, each of whom shall be an independent director, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Committee. Further, no member of the Audit Committee shall be an active or retired employee of Corning. At least one member shall have accounting or related financial management expertise. Members of the Audit Committee shall serve at the pleasure of the Board of Directors.

    The Audit Committee is appointed by the full Board of Directors at its annual organizational meeting.

MEETINGS

    The Audit Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

Financial Reporting

1.
Perform a timely review of quarterly and annual financial statements and other financial information provided to shareholders.
2.
Confirm that financial management and the independent auditor perform a timely analysis of significant reporting issues and practices and report key issues to the Committee.

3.
Inquire of management, the internal audit partner, and independent accountants about significant risks or exposures, assess the steps management has taken to minimize such risk to Corning and evaluate the need for disclosure thereof.
4.
Discuss with financial management and the independent auditor their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial reporting practices used or proposed to be used.
5.
Issue a letter for inclusion in Corning's annual report and Form 10-K that includes disclosures as required by SEC regulations.

Internal Controls

6.
Review with the independent accountant and the internal audit partner the adequacy of Corning's internal controls (including information systems and security); and related significant findings and recommendations of the independent accountant and internal audit, together with management's responses.

Audit Process

  Appointment of auditors

7.
Recommend to the Board of Directors the independent accountants to be appointed, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants. Instruct the independent accountants (a) that they are ultimately accountable to the Board of Directors and Audit Committee; and (b) that the Audit Committee has the authority and responsibility to evaluate and recommend the appointment, retention and replacement of the independent auditor; and (c) that the Board of Directors, as the shareholders' representative, is the auditor's client.
8.
Recommend to the Board of Directors the internal auditors to be nominated, approve the compensation of the internal auditors and review and approve the discharge of the internal auditors.
9.
Review and concur in the appointment or replacement of the management individual charged with the role of overseeing internal audit processes.

Independence and qualification of auditors

10.
Annually, review and assess the following concerning the competence of the independent auditor and engagement team:
  •
  Resumes of key engagement audit personnel.
  •
  The quality control procedures of the firm serving as independent auditor.
  •
  The results of the most recent peer review or other assessments of the firm serving as independent auditor.
11.
Discuss with the auditors and management the independence of the internal auditor and the independent accountant, including a review of services and related fees provided by the independent accountant and the internal auditors. Review disclosures from the independent auditors required by Independent Standards Board Standard No. 1.
12.
Review with management and the internal audit partner, annually, the internal audit department's charter, staffing, and significant objectives.

  Review of audit plans and results

13.
Review with the internal audit partner and the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

  Review of audit results

14.
Review with management, the internal audit partner and the independent accountant at the completion of the annual examination the following:
a)
Annual report of Corning, including the financial statements and related footnotes.
b)
Results of the audit of the financial statements and the related report thereon.
c)
Significant changes in the audit plan and any serious disputes or difficulties with management encountered during the audit.
d)
Other communications as required by generally accepted auditing standards.

Other Items

15.
Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and the results of the annual review of these areas conducted by internal audit.
16.
Review legal and regulatory matters that may have a material impact on the financial statements and related corporate compliance policies, and programs and reports from regulators.

General

17.
At least semi-annually, meet with the internal audit partner, the independent accountant, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.
18.
Report Committee actions to the Board of Directors with such recommendations, as the Committee may deem appropriate. At the Chairman's option, the independent accountants should be made available to meet with the Board of Directors annually or when otherwise appropriate.
19.
Review and update the Committee's charter annually.
20.
The Audit Committee shall have the power to authorize investigations into any matters within the Committee's scope of responsibilities and hire outside resources and professionals in conjunction therewith.
21.
The Committee will perform such others functions as assigned by law, Corning's bylaws, or the Board of Directors.

CORNING INCORPORATED
2002 WORLDWIDE EMPLOYEE SHARE PURCHASE PLAN

    The 2002 Worldwide Employee Share Purchase Plan (the "Plan") of Corning Incorporated ("Corning" or the "Corporation") is designed to provide a flexible mechanism to permit eligible employees to obtain an equity interest in Corning, thereby increasing their proprietary interest in the Corporation's growth and success.

        1.      Administration.    The Compensation Committee of the Corning Board of Directors (the "Committee") shall administer the Plan. Subject to the provisions of the Plan, the Committee shall interpret the Plan and all rights granted to purchase shares under the Plan, make such rules as it deems necessary for the proper administration of the Plan and make all other determinations necessary or advisable for the administration of the Plan. In addition, the Committee shall correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any right granted to purchase shares under the Plan, in the manner and to the extent that the Committee deems desirable. The Committee shall, in its sole discretion, make such decisions or determinations and take such actions, and all such decisions, determinations and actions taken or made by the Committee pursuant to this and all other sections of the Plan shall be conclusive on all parties.

    The Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan. The Committee shall have the authority to delegate plan administration and interpretation of the Plan to an administrative committee consisting of at least three employees (the "Administrative Committee"). Members of the Administrative Committee shall be eligible to participate in the Plan on the same terms as other employees. The Administrative Committee shall have power to interpret the Plan and to make rules and regulations for the administration of the Plan which are not inconsistent with the terms of the Plan, and its decisions shall be binding on both the Corporation and employees. To the extent permitted by law, the Corporation shall indemnify and hold harmless the members of the Administrative Committee from and against any and all liabilities arising out of the exercise in good faith of any power or discretion vested in any member of the Administrative Committee by the Committee, except where due to malfeasance, misfeasance or willful negligence.

        2.      Eligibility.    All employees of Corning designated as eligible by the Committee can participate in the Plan and, except as otherwise provided, shall have the same rights and privileges hereunder, provided, however, no option (or right to purchase the Corporation's Common Stock) shall be granted to an employee if such employee, immediately after the option is granted, owns, directly or indirectly, shares of Corning Common Stock possessing five percent or more of the total combined voting power or value of all classes of shares of Corning or any subsidiary within the meaning of Sections 423(b)(3) and 424(f) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("Code"). The Committee may also limit eligibility to designated payroll groups such as salaried or non-unionized hourly employees or to designated locations. The Committee may also in its discretion designate the employees of Corning subsidiaries that may participate in the Plan. The Corning Board of Directors (the "Board") may also limit any employee's rights to purchase shares pursuant to the Plan to a rate that does not exceed $25,000 per calendar year or such other amount as may be specified under Section 423 of the Code.

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        3.      Offerings.    An aggregate of 30,000,000 shares of Corporation's Common Stock, par value $.50 per share, ("Corning Common Stock" or "Stock") shall be available for issuance under the Plan, subject to adjustment under Section 16, for a five year period commencing with Stock issued after May 1, 2002.

    Each calendar quarter the Corporation shall offer to eligible employees the opportunity to purchase Stock pursuant to the Plan. Each offering period shall be a calendar quarter. The Board may make an offering period shorter or longer, but not longer than 27 months. An eligible employee can purchase Stock on a quarterly basis (the "purchase period") or a different purchase period as the Board determines in its discretion. The first business day of each offering period is referred to as the entry date, except that for employees who elect to participate after that date, the entry date is the first business day of the first purchase period beginning after their election or such other date as the Committee may determine in its discretion.

        4.      Participation.    An eligible employee may participate in such offering by completing and forwarding to the employee's appropriate payroll location by a date, selected by the Committee, prior to the entry date a payroll deduction authorization form. The employee will authorize a regular payroll deduction from his regular compensation and will specify the entry date, on which such deduction is to commence, which may not be retroactive. If the Committee so determines, the employee may also specify whether he wishes deductions to be made from such non-fixed, bonus compensation as he may receive from time to time.

        5.      Deductions.    The Corporation will maintain payroll deduction accounts for all participating employees. With respect to offerings made under the Plan, an employee may authorize a payroll deduction in terms of whole number of dollars, but (i) not in excess of a maximum of 10% of the regular compensation an employee receives during the offering period (or during such portion thereof as an employee may elect to participate) and (ii) not in excess of a percentage of non-fixed, bonus compensation as the Committee may from time to time determine pursuant to Section 4 above.

        6.      Deduction Changes.    During any offering period, the employee may at any time stop his payroll deduction by filing a new payroll authorization form. The cessation of contributions shall become effective as soon as possible after receipt of the form. The employee may thereafter begin participation again only during a succeeding quarterly offering period. To the extent the Board authorizes offering periods in excess of one quarter, a participating employee may stop, increase or reduce prospectively the amount of his or her deduction as of the beginning of any calendar quarter. The Committee is authorized to establish rules limiting the frequency with which participating employees may stop, increase or reduce the level of contributions and may establish a waiting period for participating employees requesting to re-authorize or increase payroll deductions.

        7.      No Withdrawal of Funds.    Unless otherwise determined by the Committee, in its discretion, once an employee has begun participation in any offering period, he may stop his payroll deductions but may not withdraw any balance accumulated in his account for such offering period.

        8.      Interest.    Except as otherwise determined by the Committee, the Corporation shall not credit an employee's account with interest.

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        9.      Purchase and Price of Shares.    Each employee participating in any offering under the Plan will purchase as many shares of Corning Common Stock as the amounts withheld pursuant to Section 5 above shall cover.

    The purchase price for each share purchased will be 85% of the market price on either the employee's entry date or the last business day of the purchase period (whichever price is lower).

    The phrase "market price" means the closing price of Corning Common Stock on the New York Stock Exchange on a given day or, if no sales of Corning Common Stock were made on that day, the closing price of stock on the next preceding day on which sales were made on such Exchange.

    As of the last trading day of each purchase period, the account of each participating employee shall be totaled and funds in the employee's account as of that date shall be used to purchase Corning Common Stock. The employee shall be deemed to have exercised an option to purchase such shares at such price and the employee's account shall be charged for the amount of the purchase. Subsequent shares purchased by the employee will be purchased in the same manner, subject to funds having again been deposited in the employee's account.

        10.  International Employees.    The Board shall have the power and authority to allow the employees of Corning or any subsidiary or related entity ("Affiliate") who work or reside outside of the United States an opportunity to acquire Stock pursuant to the Plan in accordance with such special terms and conditions as the Board may designate with respect to each such Affiliate. Without limiting the authority of the Board, the special terms and conditions which may be established with respect to each such Affiliate, and which need not be the same for all Affiliates, include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to accounts held for the benefit of Participants, the purchase price of any shares to be acquired, the length of any purchase period, the maximum amount of contributions, credits or Stock which may be acquired by any Participant, and a Participant's rights in the event of his or her death, disability, withdrawal from the Plan, termination of employment on behalf of the Corporation and all matters related thereto. This Section 10 is not subject to Section 423 of the Code or any other provision of the Plan that refers to or is based upon such section. For tax purposes, this Section 10 shall be treated as separate and apart from the balance of the Plan.

        11.  Registration of Certificates.    It is anticipated that shares of Corning Common Stock purchased by the employee shall be held by a third party agent in an investment account established for and by the employee and that, unless special arrangements are made to the contrary, if there are any dividends paid on shares of Corning Common Stock purchased under the Plan such dividends will be reinvested.

    Upon request by the employee to the third party agent or Corning, as appropriate, certificates for whole shares will be delivered to the employee. Fractional shares will not be delivered.

    Certificates when issued may be registered only in the name of the employee, or, if the employee so indicates on the employee's payroll deduction authorization form, in the employee's name jointly with a member of the employee's family or another person.

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        12.  Rights as a Stockholder.    A participating employee shall not have any of the rights or privileges of a stockholder with respect to shares purchased under the Plan unless and until payment is made for such shares and his ownership interest has been evidenced on Corning's books.

        13.  Rights on Retirement, Death, or Termination of Employment.    In the event of a participating employee's retirement, death, or termination of employment during a quarterly offering period, no payroll deduction shall be taken from any pay due and owing to an employee at such time. In the event of an employee's death and upon the request of his estate but subject to the approval of the Committee, the balance in the deceased employee's payroll deduction account shall be paid to the employee's estate in cash.

        14.  Rights Not Transferable.    Rights under the Plan are not transferable by a participating employee and are exercisable during the employee's lifetime only by the employee. Any amount credited to the account of any employee under the Plan may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon any employee's account or on any employee's right to purchase will be null and void and without effect.

        15.  Application of Funds.    All funds received or held by Corning under the Plan may be used for any corporate purpose.

        16.  Adjustments upon Changes in Capitalization, Merger or Sale of Assets.    In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization or other similar event affecting Corning's Common Stock, adjustments may be made in the number of shares approved for the Plan, the number and kind of shares of stock to be purchased pursuant to each option and the price per share of common stock covered by each option. Any such adjustment will be made by the Committee, whose determination shall be final. In the event of a proposed sale of all or substantially all of the assets of the Corporation or the merger or consolidation of the Corporation with another company, the Board may determine that each option will be assumed by, or an equivalent option substituted by the successor company or an affiliate, that the purchase date will be accelerated, or that all outstanding options will terminate and accumulated payroll deductions will be refunded. In the event of any other change affecting Corning Common Stock, such adjustment shall be made as may be deemed equitable by the Board to give proper effect to such event.

        17.  Amendment of the Plan.    The Board may terminate or amend the 2002 Plan at any time, except that it may not, without shareholder approval, increase the number of shares subject to the Plan other than as described in Section 16 of the Plan. The Board is expressly authorized to amend the Plan in any respect the Board deems necessary or advisable to provide employees with the maximum benefits provided or to be provided under provisions of the Code relating to employee stock purchase plans and/or to bring the Plan and/or rights to purchase shares granted under it into compliance therewith. Rights and obligations under a right to purchase shares granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary

4

to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

        18.  Termination of the Plan.    The Plan and all rights of employees under any offering hereunder shall terminate on the earlier of:

          (a)  the day that participating employees become entitled to purchase a number of shares greater than the number of shares remaining available for purchase; provided, however, if the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair;

          (b)  April 30, 2007; or

          (c)    at any time, at the discretion of the Board.

Upon termination of the Plan all amounts in the accounts of participating employees shall be carried forward into the employee's payroll deduction account under a successor plan, if any, or promptly refunded.

        19.  Compliance with Rule 16b-3.    Any transactions under the Plan with respect to officers (as defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended, (the "1934 Act")) are intended to comply with all applicable conditions of Rule 16b-3 of the 1934 Act. To the extent any provision of the 2002 Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

        20.  Governmental Regulations.    The Corporation's obligation to sell and deliver shares of Corning Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.

        21.  Stock.    The shares of Corning Common Stock subject to sale under the Plan may be either (i) authorized and unissued, (ii) issued and held in the Corporation's treasury, or (iii) purchased on the open market by a third party agent.

        22.  No Employment Rights.    Nothing in this Plan shall confer on any employee any express or implied right to employment or continued employment by the Corporation or any Affiliate, whether for the duration of the Plan or otherwise. This Plan shall not form part of any contract of employment between the Corporation or any Affiliate and any employee of the Corporation or any Affiliate, nor shall this Plan amend, abrogate or affect any existing employment contract between the Corporation or any Affiliate and their respective employees. Nothing in this Plan shall confer on any person any legal or equitable right against the Corporation or any Affiliate directly or indirectly or give rise to any cause of action at law or in equity against the Corporation or any Affiliate.

        23.  No Restriction on Corporate Action.    Nothing contained in the Plan shall be construed to prevent the Corporation or any subsidiary from taking any corporate action that is deemed by the Corporation or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any option granted under the Plan. No employee, beneficiary or other person shall have any claim against the Corporation or any subsidiary as a result of any such action.

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        24.  Limits on Compensation.    Neither the Stock purchased by a participating employee under the Plan nor any Stock Purchase Account maintained under this Plan nor any other benefit conferred hereby shall form any part of the wages or salary of any Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Corporation or any subsidiary be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for ceasing to be an employee, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.

        25.  Effect upon other plans.    The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Corporation or any subsidiary. Nothing in the Plan shall be construed to limit the right of the Corporation, any parent or subsidiary company to (a) establish any other forms of incentives or compensation for employees of the Corporation, a parent or subsidiary company or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

        26.  Compliance with Applicable Laws.    The Corporation's obligation to offer, issue, sell or deliver Stock under the Plan is at all times subject to all approvals of and compliance with any governmental authorities (whether domestic or foreign) required in connection with the authorization, offer, issuance, sale or delivery of Stock as well as all federal, state, local and foreign laws. Without limiting the scope of the preceding sentence, and notwithstanding any other provision in the Plan, the Corporation shall not be obligated to grant options or to offer, issue, sell or deliver Stock under the Plan to any employee who is a citizen or resident of a jurisdiction the laws of which, for reasons of its public policy, prohibit the Corporation from taking any such action with respect to such employee.

        27.  Severability.    If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

        28.  Governing Law.    All provisions of the Plan shall be construed in accordance with the laws of New York except to the extent preempted by federal law.

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  Printed on recycled paper using soybean ink

CONTROL NUMBER
000000 0000000000 0 0000
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/ / Mark this box with an X if you have made changes to your name or address details below.	000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)
ADD 1
ADD 2	Holder Account Number
ADD 3
ADD 4	C 1234567890 J N T
ADD 5
ADD 6
Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example.	/ A B C /	/ 1 2 3 /	/ X /

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

The Board of Directors Recommends a vote FOR the listed nominees.

	For	Withhold
01 — John Seely Brown	/ /	/ /
02 — Gordon Gund	/ /	/ /
03 — John M. Hennessy	/ /	/ /
04 — John W. Loose	/ /	/ /
05 — H. Onno Ruding	/ /	/ /

B    Issues

The Board of Directors recommends a vote FOR the following resolutions.

	For	Against	Abstain
2. Proposal to Approve the Adoption of the 2002 Worldwide Employee Share Purchase Plan	/ /	/ /	/ /
To Discontinue receiving duplicate Annual Reports, please mark the box to the right with an X.	/ /
If you plan on attending the meeting, please mark the box to the right with an X.	/ /

C    Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

NOTE: Please fill in, sign, and return this proxy in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee, or Guardian, please give full title as such. If signer is a corporation, please sign the full corporate name by authorized officer. Joint Owners should sign individually.

Signature 1	Signature 2	Date (dd/mm/yyyy)

Proxy—Corning Incorporated

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2002 MEETING OF SHAREHOLDERS
APRIL 25, 2002

The undersigned hereby appoints James B. Flaws, James R. Houghton and John W. Loose and each of them, proxies with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned all shares of Stock which the undersigned may be entitled to vote at the Meeting of Shareholders of Corning Incorporated on April 25, 2002, and any adjournments thereof, with all powers that the undersigned would possess if personally present.

(THIS PROXY CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE)

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

VOTE BY PHONE	VOTE BY INTERNET	VOTE BY MAIL
1-877-587-0755	www.computershare.com/us/proxy

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located on the reverse side and then follow the simple instructions the Vote Voice provides you.
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located on the reverse side to obtain your records and to create an electronic voting instruction form.
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to:

Corning Incorporated
c/o Computershare Investor Services
P.O. Box 1878
Chicago, IL 60690-9312

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 P.M., Eastern Time the day before the cut-off date or meeting date.

THANK YOU FOR VOTING

QuickLinks

Nominees for Election for Terms Expiring in 2005
Directors Whose Terms Will Expire in 2004
Directors Whose Terms Will Expire in 2003
Comparison of Five-Year Cumulative Total Return Among Corning Incorporated, S&P 500, S&P Communications Equipment, and S&P Manufacturing (Diversified) Companies (Fiscal Years Ending December 31)
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year(1)
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values(1)
Years of Service
Corning Incorporated Audit Committee of the Board of Directors Audit Committee Charter
CORNING INCORPORATED 2002 WORLDWIDE EMPLOYEE SHARE PURCHASE PLAN